Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-25136) pertaining to the Savings and Profit Sharing Plan of First Midwest Bancorp, Inc. of our report dated June 26, 2014, with respect to the financial statements and schedule of First Midwest Bancorp, Inc.’s Savings and Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2013.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
June 26, 2014